Exhibit 23.1     Consent of KPMG Peat Marwick LLP







The Board of Directors
LaSalle Partners Incorporated:


We consent to the incorporation by reference in the registration statement (No. 333-42193) on Form S-8 of LaSalle Partners Incorporated of our report dated September 21, 1998, except for Note 12, which is as of October 1, 1998 with respect to the combined financial statements of the Compass Group as of December 31, 1997 and for the period June 11, 1997 to December 31, 1997, and our report dated September 14, 1998 except for Note 8 which is as of October 1, 1998 with respect to the combined statements of operations and cash flows of the Compass Companies for the period January 1, 1997 to June 10, 1997, which reports appear in the Current Report on Form 8-K of LaSalle Partners Incorporated dated October 13, 1998.





                                 /s/  KPMG Peat Marwick LLP



Chicago, Illinois
October 13, 1998